CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 14, 2000, relating to the financial statements and financial highlights which appears in the February 29, 2000 Annual Report to the Shareholder of Anchor Pathway Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information - Independent Accountants and Legal Counsel" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 14, 2000